Exhibit 16.1

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

October 23, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 23, 2023, of Franklin Wireless Corp., (the “Company”) to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of Form 8-K.

Respectfully,

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP

New York, NY